Exhibit 3.1

First AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF Jaguar Health, INC.

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS of Jaguar Health, Inc., a Delaware corporation (the “Corporation”), is made as of this 17th day of March, 2022.

1. Section 2.8 of the Amended and Restated Bylaws is hereby amended and restated in its entirety to read as follows:

“2.8 QUORUM.

Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, the holders of one third (1/3) in voting power of the capital stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting or (b) a majority in voting power of the stockholders entitled to vote thereon, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these Bylaws until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.”

2. Except as specifically amended herein, the Amended and Restated Bylaws shall remain unchanged and in full force and effect.

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Jaguar Health, INC.

CERTIFICATE OF ADOPTION OF First Amendment TO

AMENDED AND RESTATED BYLAWS

The undersigned hereby certifies that he or she is the duly elected, qualified, and acting Secretary of Jaguar Health, Inc., a Delaware corporation, and that the foregoing First Amendment to the Amended and Restated Bylaws constitutes the entire amendment to the Amended and Restated Bylaws as duly adopted by the Board of Directors by unanimous written consent on March 17th 2022.

Executed on March 17, 2022.

/s/ Steven R. King
Steven R. King
Secretary